UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
			      (Amendment No. 1)*


                       Championship Auto Racing Teams, Inc.
        -----------------------------------------------------------------
                                (Name of Issuer)

                       Common Stock, $0.01 Par Value Per Share
        -----------------------------------------------------------------
                         (Title of Class of Securities)

                                    158711101
                              --------------------
                                 (CUSIP Number)

                                December 31, 2005
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [X]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



CUSIP No. 158711101
---------------------------------------------------------------------

1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only).

         Kellogg Capital Group, LLC
	 Tax I.D.:  13-4067067
         ------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group
         (a)
                  -----
         (b)
                  -----

3.       SEC Use Only
                      ---------------------------------------------

4.       Citizenship or Place of Organization

         New York

            ----------------------------------------

 Number of Shares Beneficially Owned by Each Reporting Person With:

	5.     Sole Voting Power          	     1,452,900
                                              --------------------------
      	6.     Shared Voting Power                     0
                                              --------------------------
     	7.     Sole Dispositive Power     	     1,452,900
                                              --------------------------
        8.     Shared Dispositive Power                0
                                              --------------------------

9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,452,900
         ---------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares

         ---------

11.      Percent of Class Represented by Amount in Row (9)


          9.9%
         ---------

12.      Type of Reporting Person

          BD
         ---------





Item 1.

         (a)      Name of Issuer

                  Championship Auto Racing Teams, Inc.
                  -------------------------------------------------------

         (b)      Address of Issuer's Principal Executive Offices

                  5350 Lakeview Parkway Drive South
		  Indianapolis, IN 46268
                  -------------------------------------------------------
Item 2.

         (a)      Name of Persons Filing

                  Kellogg Capital Group, LLC
                  -------------------------------------------------------

         (b)      Address of Principal Business Office or, if none,
                  Residence

                  55 Broadway, 4th Floor
		  New York, NY 10006
                  -------------------------------------------------------

         (c)      Citizenship

		  Kellogg Capital Group, LLC is organized under New York Law.
                  -------------------------------------------------------

         (d)      Title of Class of Securities

                  Common Stock, $0.01 Par Value Per Share
                  -------------------------------------------------------

         (e)      CUSIP Number
                  158711101
                  -------------------------------------------------------

Item 3. This statement is filed Pursuant to Rule 13d-1(b), and the Person Filing is a:

	  (a) [X] Broker or dealer registered under Section 15 of the Act.


Item 4.   Ownership

          (a)  Amount beneficially owned: 1,452,900

          (b)  Percent of Class: 9.9%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

		1,452,900

               (ii) shared power to vote or to direct the vote:

		     0

               (iii)sole power to dispose or to direct the disposition of:

		1,452,900

               (iv) shared power to dispose or to direct the disposition of:

		     0

Item 5.   Ownership of Five Percent or Less of a Class

          Not Applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          Not applicable.

Item 8.   Identification and Classification of Members of the Group

          Not applicable.

Item 9.   Notice of Dissolution of Group

          Not applicable.

Item 10.  Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not aquired and are not held for the purpose of or with the efffect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                         February 8, 2006
                                         -------------------------------
                                                 Date


                                         Kellogg Capital Group, LLC

                                         Matthew Brand
                                         -------------------------------
                                         Managing Director


					 By:  /s/  Beth N. Lowson
                                         -------------------------------
					 Beth N. Lowson
					 The Nelson Law Firm, LLC
					 75 South Broadway, 4th Floor
					 White Plains, NY 10601
					 Attorney In Fact

























			POWER OF ATTORNEY


The undersigned does hereby constitute and appoint Stephen J. Nelson, Mary Anne Mayo, and Beth N. Lowson, each of The Nelson Law Firm, LLC, 75 South Broadway, 4th Floor, White Plains, NY 10601, signing singly, with full power of substitution, as the true and lawful attorney of the undersigned, and authorizes and designates each of them to sign on behalf of the undersigned, and to file filings and any amendments thereto made by or on behalf of the undersigned in respect of the beneficial ownership of equity securities held by the undersigned, directly, indirectly or beneficially, pursuant to Sections 13(d), 13(g) and 16 of the Securities Exchange Act of 1934, as amended
(the "Exchange Act"), and therules and regulations thereunder. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Sections 13(d), 13(g) or 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until withdrawn by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 4th day of January, 2006.





                                                        /s/ Matthew Brand
                                                        -----------------------
							Matthew Brand